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WASHINGTON PRIME GROUP INC.
EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT
(For Employee with Severance Agreement)
This Restricted Stock Unit Award Agreement (“Agreement”) made as of __________, 2017 (the “Award Date”) among Washington Prime Group Inc., an Indiana corporation (the “Company”), its subsidiary, Washington Prime Group, L.P., an Indiana limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the individual listed as participant on the signature page hereto (the “Participant”).
Recitals
A.The Participant is an employee of the Company or one of its Affiliates and provides services to the Partnership.

B.The Partnership has adopted the Partnership’s 2014 Stock Incentive Plan (as further amended, restated or supplemented from time to time hereafter, the “Plan”) to provide, among others, employees of the Partnership or an Affiliate (including the Company) with equity-based incentives to maintain and enhance the performance and profitability of the Partnership and the Company. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan unless otherwise indicated.

C.Reference is made to the [Amended and Restated] Severance Benefits Agreement between the Participant and the Company dated as of ___________, ____ (the “Severance Agreement”). This Award is intended to comply with the terms of the Severance Agreement, this Agreement and the terms of the Plan, and if there are any inconsistencies or ambiguity between (x) the same, then the terms of the Plan shall control, or (y) the Severance Agreement and this Agreement, then this Agreement shall control.

D.This Agreement evidences an award (the “Award”) of the number of Restricted Stock Units specified in Section 2 of this Agreement, as approved by the Committee.

NOW, THEREFORE, the Company, the Partnership and the Participant agree as follows:
1.Administration; Incorporation of the Plan. This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. The provisions of the Plan are hereby incorporated by reference as if set forth herein. Should there be any conflict between the terms of this Agreement on the one hand, and the Plan on the other hand, the terms of this Agreement shall prevail.

2.Award.

(a)Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant is hereby granted _______ Restricted Stock Units as of the Award Date. Each Restricted Stock Unit represents a conditional right to receive one share of Common Stock.

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(b)Vesting. The Restricted Stock Units granted hereunder will vest and become nonforfeitable with respect to one-third of the Award on each of the first, second and third anniversaries of the Award Date (each such date, a “Vesting Date”), provided that the Participant is employed by the Company through the applicable Vesting Date and is in continued compliance with the provisions of Section 7 of this Agreement. Unless otherwise determined by the Board or the Committee, and except as set forth in the following paragraph hereof, upon a termination of Participant’s employment with the Company for any reason prior to the third anniversary of the Award Date, all of the then unvested Restricted Stock Units granted hereunder shall be forfeited without any consideration, and the Participant shall have no further rights thereto.

Notwithstanding the foregoing, in the event of a termination of Participant’s employment with the Company prior to the third anniversary of the Award Date, Participant’s then unvested Restricted Stock Units shall be forfeited or vest in accordance with the applicable provisions of Section __ of the Severance Agreement, and in the event of a Change in Control, Participant’s then unvested Restricted Stock Units shall be treated in accordance with the terms of the Plan.
(c)Settlement. As soon as practicable following the applicable Vesting Date (but in no event later than March 15th of the calendar year following the calendar year in which the applicable Vesting Date occurs), subject to Section 4 (pertaining to withholding of taxes), the Company shall deliver to the Participant one share of Common Stock in respect of each of the Restricted Stock Units that vested as of such Vesting Date free of any restrictions.

3.Restrictions. Subject to any exceptions set forth in the Plan, no Restricted Stock Unit granted hereunder may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3 will be null and void and any Restricted Stock Unit which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Agreement will be binding upon any permitted successors and assigns. Except as provided in Section 5 of this Agreement, a Restricted Stock Unit shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Share until the Participant is issued the Share to which such Restricted Stock Unit relates pursuant to Section 2(c) hereof.

4.Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to any Restricted Stock Units, the Participant will pay to the Company or make arrangements satisfactory to the Company regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to the Restricted Stock Units. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 4, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares issued upon settlement of the Restricted Stock Units, that gives rise to the withholding requirement.

5.Dividend Equivalent Rights. So long as the Award is outstanding, the Participant shall be paid dividend equivalent payments equal to the regular cash dividends paid on the shares of Common Stock covered by this Award as if such Shares had been delivered pursuant to such Award, notwithstanding that such Shares are in respect of unvested Restricted Stock Units, provided such Restricted Stock Units shall not theretofore have been forfeited pursuant to the terms of the Award. Such amounts will be paid in cash at the same time as the applicable dividends are paid on shares of Common Stock. For the avoidance of

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doubt, the provisions of this Section 5 shall not apply to any extraordinary dividends or distributions. The Participant will have only the rights of a general unsecured creditor of the Company in respect of such dividend equivalent payments until paid as specified herein.

6.Tax Representations. The Participant hereby represents and warrants to the Company as follows:
(a)    The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Award and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents.
(b)    The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Award or the transactions contemplated by this Agreement.
7.Restrictive Covenants.

(a)Confidential Information.  During such time as the Participant is employed by the Company and thereafter, the Participant shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of this Agreement).  After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use, communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it.  Nothing contained in this Agreement shall prohibit the Participant from disclosing or using information (i) which is now known by or hereafter becomes available to the general public (other than by acts by the Participant or representatives of the Participant in violation of this Agreement); (ii) which became known to the Participant from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Participant) by such source of an obligation of confidentiality owed by it to Company, or any of its subsidiaries or affiliates (but not if such information was known by the Participant at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of Participant’s duties to the Company, (iv) which is otherwise legally required (but only if the Participant gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure) or (v) which is reasonably appropriate in connection with a litigation or arbitration related to Participant’s employment with the Company or this Agreement.

(b)Non-competition. During the period commencing on the Award Date and ending six months after the termination of Participant’s employment by the Company (the “Covenant Period”), the Participant shall not engage in, have an interest in, or otherwise be employed by or, as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, or representative, associate with, or permit Participant’s name to be used in connection with the activities

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of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls (the “Business”) that, (i) if such business or organization is a public company, has a market capitalization of greater than $1 billion or, (ii) if such business or organization is a private company, has assets which may be reasonably valued of more than $1 billion, in (x) North America or (y) any country outside of North America in which the Company or any of its affiliates is engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the Date of Termination; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund or private equity fund, or similar vehicle) shall not be deemed to be a violation of this Section 7(b) solely by reason thereof.  Notwithstanding the foregoing, the provisions of this Section 7(b) shall not be violated by the Participant being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which the Participant is employed, associated with or otherwise provides services to) which is engaged in the Business so long as the Participant does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in the Business.

(c)Non-solicitation of Employees.  During the Covenant Period, the Participant shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 7(c). The Participant shall not be in violation of this Section 7(c) solely by providing a reference for a former employee of the Company.

(d)Non-Disparagement. The Participant agrees not to make any public disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic.  In particular, the Participant agrees to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, or speeches, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light.  In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Participant further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. This Section 7(d) shall not be violated by (i) responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (y) reasonably necessary

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in connection with any litigation, arbitration, or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.  The Company agrees not to make any public statement which is disparaging or defamatory about the Participant, whether written, oral, or electronic.  The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and any member of the Board (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this Section 7(d) by the Company.

(e)Prior Notice Required.  The Participant hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Participant will provide such prospective employer with written notice of the provisions of this Section 7, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

(f)Return of Company Property/Passwords.  The Participant hereby expressly covenants and agrees that following termination of the Participant’s employment with the Company for any reason or at any time upon the Company’s written request, the Participant will promptly return to the Company all property of the Company in Participant’s possession or control (whether maintained at Participant’s office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.  Notwithstanding the foregoing, the Participant shall be permitted to retain Participant’s rolodex (or similar list of personal contacts), compensation-related data, information needed for tax purposes and other personal items.

(g)Participant Covenants Generally.

(i)The Participant’s covenants as set forth in this Section 7 are from time to time referred to herein as the “Participant Covenants.” If any of the Participant Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Participant Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Participant Covenants shall not be affected thereby; provided, however, that if any of the Participant Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Participant Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii)The Participant understands that the foregoing restrictions may limit Participant’s ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Participant nevertheless believes that Participant has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given Participant’s education, skills and ability), the Participant does not believe would prevent Participant from otherwise earning a living.  The Participant has carefully considered the nature and extent of the restrictions placed upon Participant by this Section 7,

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and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Participant.

(h)Enforcement.  Because the Participant’s services are unique and because the Participant has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 7.  Therefore, in the event of a breach or threatened breach of this Section 7, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Participant to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Participant.

(i)Interpretation.  For purposes of this Section 7, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

8.Amendment. No amendment of this Agreement shall materially adversely impair the rights of the Participant without the Participant’s consent, except such an amendment made to comply with applicable law (including Applicable Exchange listing standards or accounting rules) or avoid the incurrence of tax penalties under Section 409A of the Code.

9.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiary, if applicable.

10.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

11.Severability; Entire Agreement. If any provision of the Plan or this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and this Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

12.Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. Venue for a dispute in respect of this Agreement shall be the federal courts located in Columbus, Ohio.

13.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

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14.Section 409A. The amounts payable under this Agreement are intended to avoid the incurrence of tax penalties under Section 409A of the Code. This Agreement shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything herein to the contrary, in the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided hereunder during the six-month period immediately following the Participant’s separation from service shall instead be paid, with interest in the case of cash payments (calculated at the applicable federal rate) determined as of the separation from service, or provided on the first business day after the date that is six months following the Participant’s separation from service; provided that, if the Participant dies following the Participant’s separation from service and prior to the payment of the any amounts delayed on account of Section 409A of the Code hereunder, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the ___ day of __________, 2017.

WASHINGTON PRIME GROUP INC.,
an Indiana corporation

By:
Name:
Title:

WASHINGTON PRIME GROUP, L.P.,
an Indiana limited partnership

By:	Washington Prime Group Inc.,
an Indiana corporation, its general partner

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to WPG Employee RSU Award Agreement]